Exhibit 10.8

BORROWER ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”), dated as of October 21, 2019, is among Post Holdings, Inc., a Missouri corporation, as assignor (“Assignor”), BellRing Brands, LLC, a Delaware limited liability company, as assignee (“Assignee”) and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity and together with its successors and assigns, the “Administrative Agent”).

RECITAL

Assignor, the Lenders and the Administrative Agent are parties to that certain Bridge Facility Agreement, dated as of October 11, 2019, (as amended, restated, supplemented or otherwise modified through the date hereof, the “Bridge Facility Agreement”), under which the Lenders have provided bridge loans to the Assignor. In connection with the contribution to the Assignee of certain assets of Assignor, Assignee will become the Borrower under the Bridge Facility Agreement upon the execution and delivery of this Agreement (and satisfaction of the conditions set forth in Section 4.02 (Conditions Precedent to the Debt Assumption) of the Bridge Facility Agreement) to the Administrative Agent.

AGREEMENT

In consideration of the mutual promises and covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

SECTION 1. Definitions. Capitalized terms defined in the Bridge Facility Agreement and not defined herein are used herein (including in the Recital hereto) with the meanings so defined.

SECTION 2. Assignment and Assumption. Subject to the satisfaction of the conditions precedent to the Debt Assumption set forth in Section 4.02 (Conditions Precedent to the Debt Assumption) of the Bridge Facility Agreement, including (without limitation) the execution and delivery of this Agreement by the Assignor and the Assignee, effective as of the date hereof (the “Assumption Date”) immediately upon the execution and delivery of this Agreement:

2.1 Assignment and Assumption. Except as otherwise provided in Section 2.5 below, Assignor hereby irrevocably assigns and transfers to Assignee all of Assignor’s rights, title and interests and duties, liabilities and obligations under the Bridge Facility Agreement and the other Loan Documents and Assignee hereby irrevocably and unconditionally accepts such rights, title and interests and assumes such duties, liabilities and obligations from Assignor on the Assumption Date on the terms contained herein, excluding any claims, liabilities or obligations arising from any failure of Assignor to perform any of its covenants, agreements, commitments and/or obligations to be performed by Assignor on or prior to the Closing Date under the Bridge Facility Agreement or any other Loan Document; provided, for the avoidance of doubt, that interest accrued under the Bridge Facility Agreement or any other Loan Document, whether prior to, on, or after the date hereof, shall be the sole obligation of the Assignee. For the avoidance of doubt, fees, costs and expenses (including any indemnification obligations) accruing up to and including the Closing Date shall be paid by the Assignor, and fees, costs and expenses (including any indemnification obligations) accruing after the Closing Date shall be assumed and paid by the Assignee. The Assignee hereby confirms and agrees that the Bridge Facility Agreement and the other Loan Documents are, and shall continue on and after the Assumption Date to be, in full force and effect in accordance with their respective terms and are hereby ratified and confirmed by the Assignee in all respects. If the Assignor makes a payment of principal, interest or fees to a Lender under the Loans on or after the Assumption Date,

Assignee shall become liable to the Assignor for reimbursement of such payment on the same terms under which the Assignee would be liable to the Lenders under the Bridge Facility Agreement; provided that, notwithstanding the foregoing, all rights of the Assignor against the Assignee in respect of such liability and reimbursement shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all amounts owed by the Assignee to the Lenders under the Bridge Facility Agreement. Without limiting the foregoing, by executing and delivering this Agreement, Assignee hereby (i) becomes a party to the Guarantee and Collateral Agreement as a Grantor (as defined therein) thereunder with the same force and effect as if originally named therein as a Grantor (as defined therein) and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor (as defined therein) thereunder, and (ii) grants to the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of Assignee’s Obligations, a security interest and Lien in all of the Collateral (as defined in the Guarantee and Collateral Agreement) of Assignee, wherever located and now owned or at any time hereafter acquired by Assignee or in which Assignee now has or at any time in the future may acquire any right, title or interest.

2.2 Release of Assignor of Duties, Liabilities and Obligations. Pursuant to Section 9.10(f) and Section 11.06(a)(i) of the Bridge Facility Agreement, the Administrative Agent, on behalf of the Lenders and without recourse or warranty, hereby agrees that, except as provided in Section 2.1 and Section 2.5, the Assignor is released from all duties, liabilities and obligations under the Bridge Facility Agreement and the other Loan Documents.

2.3 Lender’s Acceptance of Assignment and Assumption by Assignee. The Administrative Agent, for itself and on behalf of the Lenders, hereby consents to the assignment and assumption set forth in Section 2.1 above, and, except as provided in Section 2.1 and Section 2.5 hereof, accepts the liability of Assignee as Borrower in place of the liability of Assignor as Borrower arising out of or related to the Bridge Facility Agreement or any other Loan Document and grants to Assignee the same rights under or arising out of or related to the Bridge Facility Agreement or any other Loan Document as were granted to Assignor in every way as if Assignee was and had been the Borrower instead of and in place of Assignor.

2.4 Release of Pre-Assumption Guarantors (Other Than the Post-Assumption Guarantors). Pursuant to Section 9.10 of the Bridge Facility Agreement, the Administrative Agent, on behalf of the Lenders and without recourse or warranty, hereby agrees that (x) each Pre-Assumption Guarantor (other than the Post-Assumption Guarantors and other than Assignee) is released from all of its duties, liabilities and obligations under the Guarantee and Collateral Agreement and the other Loan Documents, and (y) the Guarantee of each Pre-Assumption Guarantor (other than the Post-Assumption Guarantors) is hereby terminated.

2.5 Continuing Agreements of the Assignor and Pre-Assumption Guarantors (Other Than the Post-Assumption Guarantors). The provisions set forth in Sections 11.04(d) (waiver of consequential damages), 11.14 (governing law, jurisdiction, etc.), 11.15 (waiver of jury trial) and 11.17 (no advisory or fiduciary responsibility) of the Bridge Facility Agreement will remain agreements of the Assignor and the Pre-Assumption Guarantors (other than the Post-Assumption Guarantors) following the Assumption Date, and each of the above-referenced sections of the Bridge Facility Agreement shall be agreements of Assignee and the Post-Assumption Guarantors following the Assumption Date.

SECTION 3. Representations and Warranties of Assignee and Assignor. Each of Assignee and Assignor, each as to itself only, represents and warrants that:

3.1 Corporate Power and Authority. Such Person has all requisite power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby, and perform its obligations hereunder.

3.2 Due Authorization; No Contravention. The execution, delivery and performance by such Person of this Agreement have been duly authorized by all necessary corporate, limited liability company or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

3.3 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Person of this Agreement, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

3.4 Binding Effect. This Agreement has been duly executed and delivered by such Person. This Agreement constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 4. Further Representations and Warranties of Assignee. The Assignee represents and warrants to the Administrative Agent and the Lenders as of the date hereof that immediately after giving effect to the assignment and assumption as provided in Section 2 hereof:

4.1 Incorporation of Bridge Facility Agreement Representations and Warranties. The representations and warranties of the Borrower in Article 5 (Representations and Warranties) of the Bridge Facility Agreement are true and correct.

4.2 Absence of Default. No event has occurred and is continuing that would constitute an Event of Default or a Default.

SECTION 5. Further Assurances. The parties hereto agree to execute and deliver such other instruments and documents and to take such other actions as any party hereto may reasonably request in connection with the transactions contemplated by this Agreement.

SECTION 6. Notices. All notices and other communications required to be given or made to Assignee under this Agreement, the Bridge Facility Agreement or any other Loan Document shall be given or made at the address provided in Section 11.02 of the Bridge Facility Agreement.

SECTION 7. General. This Agreement is a Loan Document. This Agreement, the Bridge Facility Agreement and the other Loan Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all current and prior agreements and understandings, whether written or oral, with respect to such subject matter. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including as such successors and assigns all holders of any Obligations. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto, the Lender and its successors and assigns: provided that neither the Assignor nor the Assignee shall have any right to assign any rights, obligations or liabilities hereunder except in accordance with the terms of the Bridge Facility Agreement. No Person other than the parties hereto, the Lender and its successors and assigns will have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of this Agreement. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ASSIGNOR:

POST HOLDINGS, INC.

By:	/s/ Jeff. A Zadoks
Name:	Jeff A. Zadoks
Title:	Executive Vice President and Chief Financial Officer

ASSIGNEE:

BELLRING BRANDS, LLC

By:	/s/ Paul A. Rhode
Name:	Paul A. Rode
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Ethan Plater
Name:	Ethan Plater
Title:	Authorized Signatory